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CoreLogic Responds to CoStar Regarding its Revised Acquisition Proposal

Irvine, Calif., March 4, 2021 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today sent a letter to CoStar Group (NYSE: CSGP) in response to its revised acquisition proposal dated March 1, 2021.

The text of the letter follows:

March 4, 2021

Andrew C. Florance

CEO & President

CoStar Group, Inc.

1331 L Street, NW

Washington, DC 20005

Dear Mr. Florance:

The Board of Directors of CoreLogic, Inc. (“CoreLogic” or the “Company”) has carefully reviewed the updated terms of your March 1, 2021 proposal, including the submitted merger agreement (collectively, your “Updated Proposal”) and has not concluded that your Updated Proposal is a Superior Proposal as defined in our merger agreement with affiliates of Stone Point Capital and Insight Partners (the “Pending Transaction”). The CoreLogic Board unanimously believes your Updated Proposal requires further improvement with respect to the following key areas: (i) value, (ii) certainty of value, and (iii) certainty of closing in a timely manner.

We continue to believe that there is strategic potential in the combination of our two businesses and we request that you reconsider your positions on these important terms.

Value and Value Certainty: We appreciate your inclusion of cash consideration that, as we expressed in our prior letter and had discussed with you previously, helps to provide greater certainty of value. However, $6 per share in cash does not meaningfully reduce CoreLogic shareholders’ exposure to the concerning volatility of your stock. Since your February 16, 2021 proposal, CSGP shares have continued to decline – approximately 19%, or $177 per share (including a 12% decline since CoStar’s fourth quarter earnings release). As a result, your Updated Proposal represents a significantly lower implied total per share value than your prior proposal on February 16, 2021. The volatility and trajectory of CoStar’s share price have driven increased concerns with respect to the certainty of value associated with CoStar’s stock, particularly in light of your proposed terms that contemplate an antitrust process of up to 15 months.

We would also note that our Pending Transaction has continued to progress toward closing, which is expected to occur during the second quarter of 2021. Given that your Updated Proposal includes a Termination Date that could be extended unilaterally by you to potentially a year beyond the expected closing date of the Pending Transaction, we observe that the time value of money at any reasonable cost of capital and assumed period of incremental time to transaction close impacts the present value of your Updated Proposal.

For these reasons, we invite you to reconsider your position. Any new proposal should deliver increased, more certain value and as much cash consideration as possible. We would note again that CoStar and the combined business would have sufficient capacity to finance all or a majority of the transaction in cash (with the potential for public equity offerings to further that capacity), and a material increase in the level of cash consideration as part of a transaction would improve the strength of your Updated Proposal.

Certainty of Timing: You have been clear throughout, as you stated in your February 16, 2021 letter, that CoStar firmly believes “the deal has a very high degree of certainty of closing in a rapid time frame” and “there are simply no meaningful antitrust concerns.” You reinforced this view in your Updated Proposal letter in which you wrote: “We continue to believe that the proposed combination is pro-competitive, and as such, does not present any meaningful antitrust concerns.” Your Updated Proposal, however, would enable you to unilaterally extend the Termination Date in order to obtain antitrust approval to up to 15 months from signing, which you have said you may need in order to engage in prolonged negotiations or to litigate with the government. The terms of your Updated Proposal and your rationale for the extended Termination Date are inconsistent with your public statements that there is no meaningful antitrust risk. A 15-month outside date exposes CoreLogic shareholders to unnecessary delay and risk, as well as exposure to CoStar stock price volatility.

Merger Agreement: We will separately send you and your legal advisors a revised merger agreement reflecting important, limited clarifications to the agreement included with your Updated Proposal.

***

We continue to appreciate your interest in acquiring CoreLogic and we remain committed to protecting and maximizing value for our shareholders. Our feedback above is aligned with that objective, and our Board stands at the ready to reconvene should you determine to revise your proposal to address these matters.

Sincerely,

Frank Martell

On February 4, CoreLogic’s Board of Directors unanimously approved a definitive merger agreement under which funds managed by Stone Point Capital and Insight Partners agreed to acquire all outstanding shares of CoreLogic for $80 per share in cash. The merger agreement remains in full force and effect, and the Board of Directors of CoreLogic has not withdrawn or modified its recommendation that the stockholders of CoreLogic vote in favor of the approval of the merger, the merger agreement and the transactions contemplated thereby.

Evercore is serving as financial advisor to CoreLogic and Skadden, Arps, Slate, Meagher & Flom LLP is serving as the Company’s legal advisor.

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward Looking Statements

Certain statements made in this communication are “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the acquisition of CoreLogic by affiliates of Stone Point Capital Partners and Insight Partners (the “Merger”), including financial estimates and statements as to the expected timing, completion and effects of the Merger. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include but are not limited to: (i) the completion of the Merger on the anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the acquisition, (ii) the ability of Stone Point Capital Partners and Insight Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (iii) potential litigation relating to the Merger that could be instituted against Stone Point Capital Partners, Insight Partners, CoreLogic or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Merger will harm CoreLogic’s business, including current plans and operations; (v) the ability of CoreLogic to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect CoreLogic’s financial performance; (x) certain restrictions during the pendency of the Merger that may impact CoreLogic’s ability to pursue certain business opportunities or strategic transactions; (xi) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring CoreLogic to pay a termination fee; (xiv) those risks and uncertainties set forth in Part I, Item 1A of CoreLogic’s most recent Annual Report on Form 10-K and Part II, Item 1A of CoreLogic’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by CoreLogic with the Securities and Exchange Commission (the “SEC”); and (xv) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below. These risks, as well as other risks associated with the Merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the Merger. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on CoreLogic’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Important Additional Information and Where to Find It

This communication is being made in connection with the Merger. In connection with the Merger, the Company filed a preliminary proxy statement with the SEC on March 1, 2021, and plans to file a definitive proxy statement and certain other documents regarding the Merger with the SEC. The definitive proxy statement (if and when available) will be mailed to stockholders of CoreLogic. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AND THE DEFINITIVE VERSIONS THEREOF CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders will be able to obtain, free of charge, copies of such documents filed by CoreLogic with the SEC in connection with the Merger, including the preliminary proxy statement, at the SEC’s website (http://www.sec.gov). In addition, stockholders will be able to obtain, free of charge, copies of such documents filed by CoreLogic at CoreLogic’s website (https://investor.corelogic.com). Alternatively, these documents, when available, can be obtained free of charge from CoreLogic upon written request to CoreLogic at 40 Pacifica, Irvine, CA 92618, Attn: Dan Smith, or by calling 703-610-5410.

Participants in the Solicitation

CoreLogic and certain of its directors, executive officers and other employees will be participants in the solicitation of proxies from stockholders of CoreLogic in connection with the Merger. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the Merger, by security holdings or otherwise, is set forth in the preliminary proxy statement and will be contained in the definitive proxy statement and other materials to be filed with the SEC in connection with the Merger (if and when they become available). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the preliminary proxy statement, such information has been or will be reflected on CoreLogic’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

CoreLogic Contacts:

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com